UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2026

PREMIER AIR CHARTER HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56312	99-0385465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2006 Palomar Airport Road, Suite 210, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

858-239-0788

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accountant standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2026, the Board of Directors (the “Board”) of Premier Air Charter Holdings Inc. (the “Company”) appointed Matt Aune as the Company’s Chief Financial Officer, effective June 22, 2026. In this role, Mr. Aune will serve as the Company’s principal financial officer.

Mr. Aune, age 51, most recently served as Chief Financial Officer of Phunware, Inc. from August 2011 to June 2023, where he played a pivotal role in scaling the enterprise software company. During his tenure, Phunware was named to the Inc. 5000 list of America’s fastest-growing private companies for five consecutive years, and Mr. Aune led the company’s public listing on the Nasdaq Stock Market in December 2018. Prior to Phunware, Mr. Aune held progressively senior financial planning and analysis roles at Sony Computer Entertainment America and Midway Games. He holds a Bachelor of Arts in Economics from the University of California, San Diego, and a Master of Business Administration from San Diego State University.

There are no arrangements or understandings between Mr. Aune and any other person pursuant to which he was appointed as Chief Financial Officer. There are no family relationships between Mr. Aune and any director or executive officer of the Company. There are no transactions between the Company and Mr. Aune that would be required to be reported under Item 404(a) of Regulation S-K.

Offer Letter. In connection with his appointment, the Company entered into an offer letter with Mr. Aune dated June 9, 2026 (the “Offer Letter”). Under the Offer Letter, Mr. Aune will receive an annual base salary of $237,000 and will be eligible to participate in the Company’s standard employee benefit programs, including health, dental and vision coverage, a 401(k) plan with a company match, and paid time off, in each case subject to the terms and conditions of the applicable plans and policies. Mr. Aune’s employment with the Company is at-will.

Stock Option Grant. In connection with his appointment, and pursuant to the Company’s 2025 Omnibus Equity Incentive Plan (the “Plan”), the Company granted Mr. Aune a nonstatutory stock option to purchase 1,500,000 shares of the Company’s common stock (the “Option”) under an Employee Nonstatutory Stock Option Agreement dated June 22, 2026 (the “Option Agreement”). The Option has an exercise price of $0.059 per share and a term of five years from the date of grant. Subject to Mr. Aune’s continued employment, the Option vests in four equal annual installments of 25% of the underlying shares, with the first installment vesting on the first anniversary of the grant date and an additional 25% vesting on each of the three successive anniversaries. The Option Agreement also permits a cashless (net) exercise and is otherwise subject to the terms and conditions of the Plan and the Option Agreement.

The foregoing descriptions of the Offer Letter and the Option Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Offer Letter and the Option Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated June 9, 2026, between Premier Air Charter Holdings Inc. and Matt Aune
10.2	Employee Nonstatutory Stock Option Agreement, dated June 22, 2026, between Premier Air Charter Holdings Inc. and Matt Aune
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER AIR CHARTER HOLDINGS INC.

Date: June 26, 2026	By:	/s/ Sandra J. Bonar
	Name:	Sandra J. Bonar
	Title:	Chief Executive Officer

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